Exhibit 99.1 - Press Release

OTC/BB SYMBOL: RSPO

                                                              August 25, 2010

Reshoot Production Company Announces Multi-Year Distribution Agreement With Custom Pak

LOS ANGELES, CA--(Marketwire - 08/25/10) - Reshoot Production Company (OTC.BB:RSPO - News) announced today that it has entered into a multi-year distribution agreement with Custom Pak, Inc. (www.custompak.net) for the sale of tomatoes, peppers and cucumbers. Reshoot plans to develop a 500 acre farm using the Cravo retractable roof greenhouse. www.cravo.com. Over the last 10 years, the Cravo Retractable Roof Production System (RPPS) has demonstrated the ability to operate without the use of harmful pesticides and other petro-chemicals. The RPPS uses significantly less water and fuel than conventional farming methods. Tomatoes grown in the Cravo RPPS have been shown to have a 10 day longer shelf life than conventional tomatoes.

Custom Pak is a division of the Lipman Family Companies (LFC), one of the largest grower-distributors of fresh tomatoes in North America. LFC is a shareholder in Reshoot Production Company.

Reshoot plans to issue preferred shares to investors to finance the 500 acre greenhouse farm. The preferred shares would represent 100% of the farm ownership. At this time, Reshoot is planning to offer a coupon to preferred shareholders equaling 10% of their investment per year with additional profit sharing. Reshoot plans on developing additional greenhouse farms in the future.

This communication is for informational purposes only and is neither an offer to purchase nor the solicitation of an offer to sell any securities.


About Reshoot Production Company

Reshoot Production Company (www.reshootproduction.com) is in the process of organizing a team of seasoned professionals to develop and operate greenhouse farms that will grow fresh fruits and vegetables without the use of dangerous chemicals. Produce from the Reshoot farms will be distributed by Custom Pak in the USA.


Safe Harbor Statement

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements of the Company's plans, objectives, expectations, estimates and intentions, which are subject to change based on various important factors (some of which are beyond the Company's control). The following factors, in addition to others not listed, could cause the Company's actual results to differ materially from those expressed in forward looking statements: the strength of the domestic and local economies in which the Company conducts operations, the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company's suppliers and customers, changes in client needs and consumer spending habits, the impact of competition and technological change on the Company, the Company's ability to manage its growth effectively, including its ability to successfully integrate any business which it might acquire, and currency fluctuations. All forward-looking statements in this report are based upon information available to the Company on the date of this report. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events, or otherwise, except as required by law.


Contact:
Investor Relations
www.reshootproduction.com
213-236-3700


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